Exhibit 10.13
DISTRIBUTION AGREEMENT
     THIS AGREEMENT is made as of 20 January 2005 (the “Effective Date”) by and between Restore Medical, Inc., a Minnesota corporation having its principal place of business at 2800 Patton Road, Roseville, Minnesota 55113 USA (“Restore”) and Sonomed Ltd., a company organized under the laws of Israel and having its principal place of business at 40/42 Hatizmoret Str., Rishon Le Zion, Zip 75562, Israel (“Distributor”).
RECITALS
A.	Restore has developed a proprietary implantable medical device as more fully described in Exhibit A (the “Products”).

B.	Restore wishes to appoint Distributor, and Distributor wishes to be appointed, as a distributor of the Products in the territory set forth in Exhibit A (the “Territory”).
1. APPOINTMENT
     1.1 Scope. Subject to the terms and conditions of this Agreement, Restore hereby appoints Distributor, and Distributor hereby accepts appointment, as Restore’s exclusive distributor of the Products listed in Exhibit A in the Territory. So long as Distributor is Restore’s exclusive distributor of the Products in the Territory under the terms of this Agreement, and subject to the laws and regulations applicable in the Territory, Restore agrees that it will not sell or distribute the Products in the Territory, directly or through third parties.
     1.2 Subdistributors. Distributor may appoint subdistributors that are duly licensed in the Territory to promote and/or distribute Products within the Territory, provided that Distributor obtains Restore’s prior written approval to such appointment, which approval Restore may grant or withhold in its sole discretion. In no event shall any such subdistributor be allowed to promote, market or distribute products which compete with the Products without Restore’s prior written consent. Distributor shall at all times remain fully liable for and shall indemnify and hold Restore harmless for the performance of its subdistributors.
     1.3 Sales Outside the Territory. Distributor shall not sell the Products to customers outside the Territory.
     1.4 Competitive Products. During the term of this Agreement, Distributor shall not, either directly or indirectly, through subdistributors or otherwise, develop, manufacture, promote, market or distribute products that are competitive with the Products.
2. OBLIGATIONS OF DISTRIBUTOR.
     2.1 Marketing Efforts. Distributor shall have the following obligations with respect to the marketing and distribution of the Products:

(a)	To use its best efforts to further the promotion, marketing, sales, and distribution of the Products in the Territory, and to maintain adequate sales and service facilities in the Territory;

(b)	To promptly respond to all inquiries or complaints from purchasers of the Products, and to maintain and support the Products;

(c)	To provide adequate and appropriate training to its sales and support personnel, approved agents and subdistributors, and clinicians concerning the Products, and to make available such persons for training;

(d)	To provide for Restore’s approval a reasonably detailed business plan for the marketing and distribution of the Products within thirty (30) days of the Effective Date (including pricing strategies and promotional activities) and thereafter to update for Restore’s approval such business plan at least once per year;

(e)	To provide Restore with reports of Distributor’s activities, the market for the Products, customer prospects and other information regarding sales of the Products once per quarter in such detail as reasonably requested by Restore;

(f)	To provide Restore on a timely basis for each calendar quarter during the term of this Agreement a rolling quarterly forecast of orders for the Products for the next 12 months;

(g)	To prepare and print advertising and marketing materials for the Products, which materials must be approved in writing by Restore prior to their first use, as described in Section 3.1 below;

(h)	To conduct its business in a professional manner which will reflect positively upon Restore and its Products; and

(i)	To comply with all laws and regulations of the Territory.
     2.2 Minimum Purchase Requirement. Distributor agrees to purchase and take delivery of a quantity of Products that, at a minimum, meets the Minimum Purchase Requirements specified in Exhibit A. No less than three (3) months before the end of each twelve (12) month period (the first of which shall commence on the Effective Date) during the initial term hereof, and any renewal term, new Minimum Purchase Requirements shall be agreed by the parties. Distributor understands and agrees that achievement of the Minimum Purchase Requirements is of the essence of this Agreement and if at the end of the initial term or any renewal term: (a) Distributor and Restore fail to agree upon Minimum Purchase Requirements for the Products for the following year, or (b) Distributor fails to meet the Minimum Purchase Requirements, Restore, at its sole option, shall have the right to (1) terminate this Agreement pursuant to Section 9.2(c)(i) hereof with no liability to Distributor, or (2) appoint other distributors of the Products in all or part of the Territory (i.e., so that Distributor is Restore’s nonexclusive distributor of the Products in the Territory) during the remaining term of this Agreement notwithstanding any contrary terms herein.

     2.3 Expired Products. Distributor shall not sell any Products beyond their stated expiration date.
     2.4 Returned Products Policy. All returns must be authorized in writing by Restore and an authorization number given to Distributor prior to the return of any Product, freight pre-paid. Product returned must be unopened and undamaged, and must be received within 30 days of the invoice date for full replacement or credit. Product returned after 30 days may be subject to a restocking fee. Returns after 90 days from the invoice date may not be accepted. For Product returns because of defective product or under warranty, see the warranty provision in Section 5.1.
     2.5 Reverse Engineering; Alteration of Products. Except as may be permitted by applicable law, Distributor shall not reverse engineer or disassemble the Products and shall not knowingly allow any other person to do so. Distributor shall not alter the Products or any Product packaging or labeling except with the prior written consent of Restore.
     2.6 Inventory. Distributor shall at all times maintain an inventory of the Products sufficient to meet anticipated demand but calculated to result in the minimum possible return of Products under Section 2.4.
     2.7 Governmental Requirements; Registrations. Except as otherwise agreed by Restore in writing, Distributor shall be responsible for compliance with all governmental requirements for importing the Products into the Territory, including but not limited to all customs requirements. Distributor shall obtain any necessary import licenses at its own expense. Restore shall be responsible for obtaining all governmental approvals for the Products, and Distributor shall provide Restore with assistance in obtaining all governmental approvals as Restore may reasonably request, unless the parties agree otherwise or unless otherwise required by law in the Territory. In the event that Distributor obtains the necessary registrations or approvals by agreement of the parties or because required by the law of the Territory, Distributor shall provide Restore with copies of filings and correspondence with regulatory authorities relating to the Products or such registrations or approvals and, upon termination or expiration of this Agreement, Distributor shall promptly execute and deliver all documents reasonably requested by Restore to Restore or any third party designated by Restore to transfer such registrations or approvals to Restore or its designee. If Distributor obtains such registrations or approvals in its own name without Restore’s prior written consent, Distributor agrees that such registrations and approvals shall be the property of Restore and Distributor shall cooperate as requested by Restore in connection therewith.
     2.8 Product Claims. Distributor shall make no representations, warranties or other claims concerning the Products except as authorized by Restore in writing or as are contained in any of Restore’s marketing materials that may be provided to Distributor. Without prior written consent of Restore, no studies concerning the Products conducted by or for Distributor shall be deemed clinical studies of the Products or shall be used to market or promote the Products. Restore shall be the sole owner of, and Distributor hereby assigns to Restore all right, title and interest in, the Products and any information or data concerning the Products that result from such studies or clinical trials. Distributor shall take any actions and execute any documents requested by Restore to perfect Restore’s ownership rights in such information or data.

     2.9 Notice of Intellectual Property Infringement. Distributor shall promptly notify Restore in writing of any patent, copyright infringement or unauthorized use of Restore’s trade secrets in the Territory. Restore reserves the right in its sole discretion to institute any proceedings against such third party infringers, and Distributor shall refrain from doing so. Distributor shall cooperate fully with Restore in any legal action taken by Restore against such third parties, provided that Restore shall pay all expenses of such action and all damages which may be awarded or agreed upon in settlement of such action shall accrue to Restore.
     2.10 Laws of the Territory. Distributor shall promptly inform Restore of any legal requirements in the Territory relating to the use or distribution of the Products, marketing materials or Product packaging and labeling.
     2.11 Insurance. Distributor shall maintain in force, during the term of this Agreement and for as long thereafter as a practical need exists, one or more policies of liability insurance with an insurer reasonably acceptable to Restore which shall cover all liabilities of Distributor, whenever arising, attributable to the Products and in an amount of at least One Million Dollars ($1,000,000). Restore shall be designated as an additional named insured under each such policy and shall be provided with a certificate of insurance within thirty (30) days after the issuance and each renewal thereof.
     2.12 Adverse Reactions. Distributor shall advise Restore within twenty four (24) hours of any adverse reaction, injury or death resulting from any use of the Products (“Adverse Reaction”) of which it becomes aware. Distributor shall also, within five (5) days thereafter, provide Restore with a written report stating the full facts known to it about the Adverse Reaction, including but not limited to customer name, address, telephone number and Product, lot or serial number. Restore shall from time to time provide Distributor with written procedures regarding the information required by Restore in the event of any Adverse Reaction. At all times during the term of this Agreement, Distributor shall have appropriate written procedures established for processing any Adverse Reaction, and shall provide the same to Restore upon request. As part of such procedures, Distributor shall establish a means for properly (a) tracking delivery of Products to customers (including all customers who receive Products from subdistributors), including, without limitation, tracking which customers have received Products from particular lot numbers, and (b) maintaining its distribution records for the Products for a reasonable time period. All information related to any Adverse Reaction shall be the Confidential Information of Restore, and shall not be disclosed by Distributor to any third party or used by Distributor except as required by applicable laws.
     2.13 Distributor Expenses. Distributor assumes full responsibility for all its own costs and expenses incurred in carrying out its obligations under this Agreement, including but not limited to all rents, salaries, commissions, and advertising, demonstration, travel and accommodation expenses.
     2.14 Product Recalls.
(a)	Notification. If either party believes that a recall of any Products in the Territory is desirable or required by law in the Territory or elsewhere, it shall immediately notify the other party. The parties shall then discuss reasonably and in good faith whether such recall is appropriate or required and the manner in which any mutually agreed recall shall be handled. This Section 2.14 shall not limit the obligations of either party under law with respect to recall of Products required by law or properly mandated by any governmental authority.

(b)	Corrective Action. If any governmental agency having jurisdiction in the U.S. or the Territory shall request or order any corrective action with respect to Products supplied hereunder, including any Product recall, customer notice, restriction, change, corrective action or market action or any Product change, the parties shall cooperate fully to effectuate such corrective action.

(c)	Correspondence. Each party shall promptly provide the other with copies of correspondence to or from governmental authorities relating to corrective action in the Territory concerning the Products.

(d)	Records, Adverse Event Reports and Recalls. Distributor shall maintain complete and accurate records of all Products imported into and resold by Distributor in the Territory, which records may be examined at any time by Restore upon reasonable notice to Distributor.
     2.15 Personnel.
(a)	Distributor shall employ or retain an adequate organization of well-trained and qualified personnel to effectively perform its obligations under this Agreement in the Territory.

(b)	Distributor shall comply fully with its obligations under labor, tax, social welfare and other laws relating to its personnel. In addition, Distributor undertakes that it shall not knowingly hire any personnel in violation of any restrictive covenants contained in any agreement with a third party or any other obligations owed to any third party, and Distributor shall procure that none of its subdistributors, agents, officers, directors, employees or representatives shall do so. Distributor shall also assure that any and all subdistributors, agents, officers, directors, employees or representatives engaged or employed by it are not subject to any such obligations.
3. OBLIGATIONS OF RESTORE
     3.1 Sales and Technical Literature. Restore shall provide to Distributor reasonable quantities of such sales and technical literature and materials as Restore may have prepared and shall make available copies of promotional artwork it may have prepared. At its option, Restore may provide the same to Distributor in electronic format. Distributor shall use such materials solely as provided under this Agreement. Distributor shall not alter such materials or use any other materials in connection with the marketing and distribution of Products hereunder without Restore’s prior written consent. Notwithstanding the above, Distributor shall translate all materials into the language or languages required by law or appropriate to the Territory, and shall provide Restore with copies of such translations for approval prior to their first use. Restore retains all right, title and interest in and to such materials and to all translated versions thereof.

     3.2 Marketing and Technical Support. Restore will provide Distributor with such other marketing support as the parties may mutually agree, including providing training with respect to the Products to Distributor’s employees at Distributor’s expense.
     3.3 Export of Products. Restore shall be responsible for obtaining U.S. export licenses for the Products. Distributor shall cooperate with Restore with respect to export licenses, including supplying Restore on a timely basis with such information and documentation as Restore shall request in connection therewith.
     3.4 Special Programs. Restore may, in its sole discretion from time to time during the term of this Agreement, offer to Distributor certain promotional items related to the Products and discounts from the then-current prices for the Products, in order to support certain time- and volume-limited promotional and sales programs instituted by Restore. Special programs offered by Restore as of the Effective Date are set forth in Exhibit C, which may be modified by Restore from time to time during the term of this Agreement upon notice to Distributor. In no event shall Restore be obligated to offer, or continue to offer, any special programs under this Agreement.
4. PURCHASES AND PAYMENT TERMS
     4.1 Orders. Distributor shall submit orders pursuant to Restore procedures as communicated to Distributor from time to time. Distributor shall confirm all oral orders in writing (preferably by e-mail or facsimile). All orders from Distributor are subject to acceptance in writing by Restore, which acceptance may be delivered by reply e-mail or facsimile. No accepted order may be modified or canceled except as agreed in writing by the parties. Distributor’s orders or mutually agreed change orders shall be subject to all provisions of this Agreement. Any terms or conditions of such order or change order which conflict with the terms or conditions of this Agreement shall be deemed excluded.
     4.2 Fulfillment of Orders. Distributor’s purchase orders shall include shipping instructions and shipping address and, if applicable, any relevant export control information or documentation to enable Restore to comply with applicable U.S. export control laws. Restore shall use its best efforts to fill orders that are within Distributor’s forecast within fourteen (14) business days. Restore shall use reasonable efforts to fill orders to the extent they exceed Distributor’s forecast.
     4.3 Delivery Terms. Distributor shall insure each shipment of the Products with a reputable insurer for the full invoice price of such shipment. Such insurance shall provide for coverage from delivery of the Products at the Free Carrier point, Restore’s facility in St. Paul, Minnesota, U.S.A.
     4.4 Acceptance of Products. In the event of any shortage, damage or discrepancy in or to a shipment of Products, Distributor shall promptly report the same to Restore and furnish such written evidence or other documentation as Restore may deem appropriate. Restore shall not be liable for any such shortage, damage or discrepancy unless Restore has received notice and evidence thereof from Distributor within ten (10) days after delivery of the Products. If such evidence demonstrates to Restore’s satisfaction that Restore is responsible for such shortage, damage or discrepancy, Restore shall promptly deliver additional or substitute Products to

Distributor, but in no event shall Restore be liable for any additional costs, expenses or damages incurred by Distributor directly or indirectly as a result of such shortage, damage or discrepancy in or to a shipment. Distributor shall return any excess or damaged Products as directed by Restore.
     4.5 Prices. Distributor shall pay Restore the prices for the Products as listed in Exhibit B hereto. Restore may increase its prices for the Products upon one hundred eighty (180) days written notice. Increased prices shall not apply to any purchase order accepted prior to the effective date of the price increase unless the order provides for delivery more than one hundred twenty (120) days after acceptance of the order. Prices are quoted in U.S. dollars, and include charges for freight and insurance. Taxes, duties and the like shall be the sole responsibility of Distributor. Any special packing or handling requested by Distributor shall be at the sole expense of Distributor.
     4.6 Payment Terms. Subject to credit review and credit limits which may be established by Restore in its sole discretion, payment for each shipment shall be paid within sixty (60) days of receipt of Restore’s invoice by wire transfer or check drawn on a U.S. bank designated by Restore. All payments shall be made in U.S. dollars. Any overdue payment from Distributor to Restore under this Agreement shall accrue interest at the lesser of one and one-half percent (1.5%) per month or the highest rate permitted under applicable law. Restore shall have the right to recover its collection costs and expenses (including attorneys’ fees) for late payments. Restore reserves the right to withhold or suspend shipment of Products if there is any overdue balance owed by Distributor to Restore and to modify the payment terms set forth in this Section 4.6.
     4.7 Resale Prices. Distributor may offer the Products in the Territory at such prices as Distributor, in its sole discretion, shall determine.
     4.8 Product Changes. Restore may do the following upon written notice and without liability to Distributor:
(a)	Discontinue the sale of one or more Products; or

(b)	Commence the development and distribution of new products or of modifications or improvements to the Products having features which may make the Products wholly or partially obsolete, whether or not Distributor is granted any distribution rights in respect of such new or modified products.
     4.9 Net Payments. All payments to be made by Distributor to Restore pursuant to this Agreement represent net amounts Restore is entitled to receive and shall not be subject to any deductions for any reason whatsoever, including duties, assessments, taxes and bank charges.
5. WARRANTY; LIMITATION OF DAMAGES
     5.1 Limited Warranty. Restore warrants that the Products will conform to the then-current specifications published by Restore for a period of ninety (90) days after delivery thereof to Distributor under this Agreement. The foregoing warranty, or such other warranty of which Restore may notify Distributor in writing from time to time, is the sole and exclusive warranty made by Restore relating to the Products. Distributor agrees that it alone shall be liable, to the exclusion of Restore, for the breach of any other warranty given by Distributor to its customers or others regarding the Products. Restore’s obligation in the event of a breach of Restore’s warranty shall be limited replacement of the relevant Product. Distributor shall cooperate with Restore to provide such remedies to purchasers of the Products in the Territory. THE LIMITED WARRANTY SET FORTH IN THIS SECTION 5.1, OR ANY SUCCESSOR WARRANTY, IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.
     5.2 Limitation of Damages. RESTORE SHALL NOT BE LIABLE TO DISTRIBUTOR OR ANY THIRD PARTY FOR ANY LOSS OR DAMAGE CAUSED BY DELAY IN FURNISHING THE PRODUCTS UNDER THIS AGREEMENT OR ANY OTHER PERFORMANCE UNDER THIS AGREEMENT. NEITHER PARTY SHALL HAVE ANY LIABILITY OF ANY KIND TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE BY THE OTHER PARTY OR ANY THIRD PARTY. IN NO EVENT SHALL RESTORE BE LIABLE FOR ANY DAMAGES IN EXCESS OF THE AGGREGATE AMOUNTS ACTUALLY PAID BY DISTRIBUTOR TO RESTORE UNDER THIS AGREEMENT.
6. INDEMNIFICATION
     6.1 Indemnification by Restore. Restore hereby agrees to indemnify, defend and hold Distributor harmless from any damages awarded against Distributor (including, without limitation, reasonable costs and legal fees thereby incurred by Distributor) arising out of any suit, claim or other legal action (“Legal Action”) brought by a third party that alleges the Products, or any of them, infringe any United States patent, copyright, or trade secret. If a Product is found to infringe any such third party intellectual property right in such a Legal Action, at Restore’s sole discretion and expense, Restore may (a) obtain a license from such third party for the benefit of Distributor; (b) replace or modify the Product so that it is no longer infringing; or (c), if neither of the foregoing is commercially feasible, terminate this Agreement with no further liability to Distributor.
     6.2 Indemnification by Distributor. Distributor hereby agrees to indemnify, defend and hold Restore harmless from any damages, costs or liabilities (including, without limitation, any reasonable costs or legal fees thereby incurred by Restore) arising out of any Legal Action that arises from or results out of the marketing, distribution or sale of the Products by Distributor, including, without limitation, (a) any act or omission by Distributor or any of its subdistributors or agents; (b) any unfair business practice of Distributor or any of its subdistributors or agents; or (c) any violation by Distributor or any of its subdistributors or agents of any law, regulation or order of the Territory.
     6.3 Indemnification Procedure. A party seeking indemnification (an “indemnified party”) shall give the other party (an “indemnifying party”) written notice of any Legal Action within ten (10) days of first knowledge thereof. The indemnifying party shall have sole and exclusive control of the defense of any Legal Action, including the choice and direction of legal counsel. The indemnified party shall have the right to engage its own counsel, at its own expense. The indemnified party may not settle or compromise any Legal Action without the written consent of the indemnifying party.
7. CONFIDENTIALITY
     7.1 Confidential Information; Term. All Confidential Information (as defined below) shall be deemed confidential and proprietary to the disclosing party. Each party may use the Confidential Information disclosed by the other party during the term of this Agreement only as permitted or required for its performance hereunder. Neither party shall disclose or provide any Confidential Information of the other party to any third party and shall take reasonable measures to prevent any unauthorized disclosure by its employees, agents, contractors, consultants or permitted subdistributors, including appropriate individual nondisclosure agreements. The foregoing duty shall survive for five (5) years after any termination or expiration of this Agreement.
     7.2 Definition. As used in this Agreement, the term “Confidential Information” shall mean all information disclosed by Restore to Distributor, or by Distributor to Restore, including without limitation customer lists, information that is embodied in the Products, or any information regardless of the form in which it is disclosed that relates to a party’s markets, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, prices, costs, revenues, profits, organization, employees, agents, resellers or business in general. The following shall not be considered Confidential Information for purposes of this Article 7:
(a)	Information which is or becomes in the public domain through no fault or act of the receiving party;

(b)	Information which was independently developed by the receiving party without the use of or reliance on Confidential Information of the other party;

(c)	Information which was provided to the receiving party by a third party under no duty of confidentiality to the disclosing party; or

(d)	Information which is required to be disclosed by law, provided, however, prompt prior notice thereof shall be given to the disclosing party and disclosure shall be limited to the maximum extent possible.
8. TRADEMARKS
     8.1 Use of Trademarks. Subject to the terms and conditions of this Agreement, Restore hereby grants to Distributor, and Distributor hereby accepts from Restore, a nonexclusive, nontransferable license to use the Restore trademarks specified in Exhibit A hereto, as the same may be revised by Restore from time to time, during the term of this Agreement, solely in connection with the distribution, promotion and advertising of the Products in the Territory, and solely in accordance with Restore’s standards and instructions. Distributor may use the Restore trademarks in promotional brochures and in connection with trade fairs only with Restore’s prior written consent. Distributor shall not use any other marks or trade names in connection with the marketing and distribution of the Products. Restore may inspect and monitor Distributor’s use of the Restore trademarks. Distributor shall not remove or alter any Restore trade names, trademarks, copyright notices, catalogue and lot numbers, labels, tags or other identifying marks, symbols or legends affixed to any Products, documentation or containers or packages. Distributor shall not adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to any of Restore’s trademarks.
     8.2 Ownership. Distributor acknowledges and agrees that Restore is the owner of all rights in the Restore trademarks, that all use of the Restore trademarks by Distributor shall inure to the benefit of Restore, that Distributor will not take any action which is inconsistent with Restore’s ownership of the Restore trademarks and that, upon termination of this Agreement, all rights in the Restore trademarks, including the goodwill connected therewith, shall remain the property of Restore.
     8.3 Registration and Enforcement. Restore shall be solely responsible for, and may exercise its sole discretion in, deciding whether to apply for and prosecute applications for registration of the Restore trademarks in any jurisdiction and whether to maintain any such registrations therefor. Distributor shall give Restore immediate notice in writing of any infringement or threatened infringement of the Restore trademarks of which Distributor becomes aware. In any such case, Restore shall have complete discretion whether to institute proceedings for infringement of the Restore trademarks and complete discretion and control over such proceedings, and Distributor shall cooperate fully with Restore in any such proceedings with such third parties, provided that Restore shall pay all expenses of such action and all damages which may be awarded or agreed upon in settlement of such proceedings shall accrue to Restore.
9. TERM AND TERMINATION
     9.1 Term. This Agreement shall take effect on the Effective Date and shall continue for an initial term of three (3) years, unless terminated earlier pursuant to the terms of this Article 9. This Agreement may be renewed for additional one (1) year extensions after the expiration of its initial term upon mutual written agreement of the parties. If such renewal has not been agreed to by the parties in writing at least three (3) months prior the end of the initial or any renewal term, then this Agreement shall terminate at the end such term and Restore shall immediately be free to make other arrangements regarding the future distribution and sale of the Products in the Territory.
     9.2 Termination. This Agreement may be terminated prior to expiration as follows:
(a)	Either party may terminate this Agreement with written notice to the other party if the other party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership, otherwise loses legal control of its business involuntarily, or discontinues its business operations related to this Agreement.

(b)	Either party may terminate this Agreement if the other party is in material breach of this Agreement (including but not limited to Distributor’s failure to pay promptly sums owing to Restore or Distributor’s breach of Section 1.3) and has failed to cure such breach within thirty (30) days of receipt of written notice thereof from the first party.

(c)	Restore may terminate this Agreement immediately upon written notice to Distributor if:
(i)	Distributor has failed to meet the applicable Minimum Purchase Requirements for the Products, as set forth in Exhibit A, in any particular contract year, or the parties have not agreed upon the Minimum Purchase Requirements for the Products for any particular year as provided in Section 2.2;

(ii)	an act or omission of Distributor or Distributor’s employees, officers, subdistributors or agents is likely, in the sole discretion of Restore, to cause or has caused harm or disrepute to the reputation of Restore or the Products, or harm to the public;

(iii)	there is a material change in the management of or operation of Distributor’s business, or any change in the ownership (including ownership of shares of Distributor) or control of Distributor;

(iv)	Distributor breaches any obligation regarding Restore’s intellectual property, alters any Product or the labeling therefor without Restore’s prior written consent or sells a Product beyond its expiration date; or

(v)	in the sole opinion of Restore, any law or government-enacted regulation or decree renders the performance by either party of its respective obligations hereunder unduly onerous or otherwise inexpedient; or

(vi)	Restore ceases to sell the Products.
(d)	Either party may terminate this Agreement immediately upon written notice to the other party if an event of force majeure (as described in Section 11.2 below), which affects the performance of the other party, continues for more than six (6) months.

(e)	Either party may terminate this Agreement with sixty (60) days prior written notice to the other party if this Agreement is assigned by the other party as a result of a merger, acquisition, or sale of all or substantially all of the assets of the other party, and the first party does not consent to such assignment, which consent will not be unreasonably withheld.
     9.3 Partial Termination. In the event that Restore shall have the right pursuant to the provisions of Section 9.2 to terminate this Agreement in its entirety, Restore may elect, in its sole discretion, to terminate this Agreement solely as it applies to any portion of the Territory.

     9.4 Rights and Obligations on Termination. In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations:
(a)	Neither party shall be released from the obligation to make payment of all amounts then or thereafter due and payable;

(b)	The following Sections and Articles shall survive any termination or expiration of this Agreement: Sections 1.2 (but only to the extent Distributor is obligated to indemnify Restore), 2.3, 2.5, 2.7, 2.8, 2.11, 2.13, 8.3, and Articles 5, 6, 7, 9, 10 and 11;

(c)	Distributor shall cease to distribute the Products and shall return to Restore, at Distributor’s expense, all copies of promotional and technical materials and artwork provided by Restore;

(d)	Restore may, at its option, repurchase Distributor’s inventory of non-obsolete and nonexpired Products at the price paid by Distributor for such Products or direct Distributor to sell them to the third party or parties selected by Restore;

(e)	Each party shall return or, if requested by the other party, destroy all Confidential Information of the other party, including, if applicable, all electronic copies thereof and shall certify in writing that it has done so; and

(f)	Upon the effective date of termination or expiration of this Agreement, Distributor shall immediately cease any use of the Restore trademarks in any manner, or any confusingly similar imitation thereof, and shall destroy all packaging, advertising material, labels and other printed materials bearing the Restore trademarks. In addition, Distributor hereby empowers Restore and shall assist Restore, if requested, to cancel, revoke or withdraw any governmental registration or authorization permitting Distributor to use Restore trademarks in the Territory.
     9.5 No Compensation. In the event of any expiration or termination of this Agreement for any reason, neither party shall owe any compensation to the other party for lost profits, lost opportunities, goodwill, or any other loss or damage as a result of or arising from such termination or expiration. Distributor acknowledges that Restore may terminate this Agreement in the manner provided in this Article 9, that Distributor has not paid any consideration for the right to act as Restore’s distributor in the Territory, and that Restore has agreed to enter into this Agreement on the express condition that Distributor will not be entitled to any compensation for its termination or non-renewal.
10. ARBITRATION
     10.1 Litigation Rights Reserved. If any dispute arises with respect to the unauthorized use of Confidential Information, Restore’s trademarks or other intellectual property of Restore by Distributor, or with respect to acts or omissions of Distributor relating to the Products which in the judgment of Restore, negatively impact the reputation of Restore or the Products or the safety of the public, the aggrieved party may seek any available remedy at law or equity from a court of competent jurisdiction, in addition to its right to arbitration as provided in Section 10.2.
     10.2 Arbitration. Except as provided in Section 10.1 above, any dispute, claim or controversy which shall arise out of or in relation to this Agreement, or the breach thereof, shall be finally settled by binding arbitration at Minneapolis, Minnesota, U.S.A. in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”). Any such arbitration shall be conducted by three (3) arbitrators appointed by mutual agreement of the parties or, failing such agreement, in accordance with the AAA rules. At least one (1) arbitrator shall be an experienced biomedical device professional, and at least one (1) arbitrator shall be an experienced business attorney with background in the licensing and distribution of biomedical devices. The arbitration shall be conducted in the English language. Notwithstanding any contrary provisions in the AAA rules, each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs for the arbitrator unless the arbitrator determines the fees and costs should be borne by one of the parties. The arbitrator may not award or assess punitive damages against either party.
     10.3 Governing Law. This Agreement shall be construed and interpreted in English. This Agreement shall also be governed by, and interpreted and construed in accordance with, the laws of the State of Minnesota, U.S.A., excluding its choice of law rules and the United Nations Convention on the International Sale of Goods, provided that enforcement and operation of the arbitration agreement contained in Section 10.2 hereof, and the enforcement of any award rendered pursuant thereto, shall be governed by United States federal law to the exclusion of State law.
11. MISCELLANEOUS
     11.1 Compliance with Laws. Distributor shall comply with all applicable laws affecting this Agreement and its performance hereunder, including, without limitation, the U.S. Foreign Corrupt Practices Act, and any restrictions on the export of the Products under the U.S. Export Administration Regulations. Without limiting the generality of the foregoing sentence, Distributor shall maintain all registrations with governmental agencies, commercial registries, chambers of commerce, or other offices which may be required under local law in order to enable it lawfully to conduct its business and perform its obligations under this Agreement. Upon written notice from Restore, Distributor shall provide such information as Restore shall reasonably consider necessary to verify compliance by Distributor with the provisions of this Section 11.1.
     11.2 Force Majeure. If the performance of this Agreement or any obligation hereunder (other than the payment of monies due owing hereunder) is prevented, restricted or interfered with by reason of any event or condition beyond the reasonable control of such party (including without limitation acts of state or governmental action, riots, disturbance, war, strikes, lockouts, slowdowns, prolonged shortage of energy or other supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion, or any refusal or failure of any governmental authority to grant any export license legally required), the party so affected shall be excused from such performance, only for so long as and to the extent that such a force prevents, restricts or interferes with the party’s performance and provided that the party affected gives notice thereof to the other party and uses diligent efforts to remedy such event or conditions.
     11.3 Relationship. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. Each party is acting as an independent contractor.
     11.4 Assignment. Distributor shall not have the right to assign or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of Restore. Any prohibited assignment shall be null and void. This Agreement will be binding on the parties hereto and their successors and permitted assignees.
     11.5 Notices. Notices permitted or required to be given hereunder shall be given to the parties at the addresses set forth below or such other address of which a party may notify the other party in writing,:

To Restore:	Restore Medical, Inc.
2800 Patton Road
Roseville, MN 55113 USA
Fax: 651-634-3025 Attention: Sr. VP of Commercial Operations

To Distributor:	Sonomed Ltd Hatizmoret Str. 40/42 Rishon Le Zion, 75562, Israel Fax: +972 3 9515490 Attention: Shimon Aharon
Notices shall be deemed sufficient if given by (a) registered or certified mail, postage prepaid, return receipt requested, (b) private courier service, or (c) facsimile with electronic confirmation of receipt, addressed to the respective addresses of the parties as first above written or at such other addresses as the respective parties may designate by like notice from time to time. Notices so given shall be effective upon (1) receipt by the party to which notice is given, or (2) on the fifth (5th) day following domestic mailing or the tenth (10th) day following international mailing, as may be the case, whichever occurs first.
     11.6 Entire Agreement. This Agreement, including the Exhibits hereto which are incorporated herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all proposals, oral or written, and all negotiations, conversations, discussions or previous distribution agreements or arrangements heretofore between the parties. Distributor hereby acknowledges that it has not been induced to enter into this Agreement by any representations or statements, oral or written, not expressly contained herein.
     11.7 Amendment. This Agreement may not be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by both parties.

     11.8 Severability. If any provision of this Agreement is found unenforceable under any of the laws or regulations applicable thereto, such provision terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other provisions of this Agreement.
     11.9 Counterparts. This Agreement may be executed in two or more counterparts in the English language, and each such counterpart shall be deemed an original hereof. In case of any conflict between the English version and any translated version of this Agreement, the English version shall govern.
     11.10 Waiver. No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives below.

Restore Medical, Inc.		Sonomed, Ltd.

By	/s/ Susan L. Critzer	By	/s/ Aharon Shimon

Name: Susan L. Critzer		Name: Aharon Shimon

Title: President & CEO		Title: General Manager

Exhibit List
A	Territory, Products, Minimum Purchase Requirements, Trademarks
B	Pricing and Special Programs
C	Special Programs

EXHIBIT A
Territory:
Israel
Products:
Distributor may purchase and resell the following RMI products:
Pillar® Palatal Implant System (Part Numbers PDS-1000,PDS-2000, PDS-3000, or PDS-4000)
Restore Trademarks:
Minimum Purchase Requirements:
Distributor agrees to purchase and take delivery of a minimum of one thousand (1000) Products (net of returns) during the first twelve (12) month period of this Agreement, which shall be purchased by Distributor in the following increments: (a) two hundred fifty (250) Products no later than thirty (30) days after approval of the Product by the appropriate authorities in the Territory (the “Initial Order”); (b) two hundred fifty (250) Products by the earlier of                                         , or one hundred twenty (120) days after receipt of the Initial Order by Restore; (c) two hundred fifty (250) Products by the earlier of                                         , or two hundred ten (210) days after receipt of the Initial Order by Restore; and (d) two hundred fifty (250) Products by the earlier of                                          or three hundred (300) days after receipt of the Initial Order by Restore.

EXHIBIT B
PRICING

	Product Number	Each Price

One Each	PDS-1000, 2000, 3000, or 4000	$115 ea up to 1000 devices purchased within first year and $105 each for all devices over 1000 purchased in first year

In year 2, $125 each

EXHIBIT C
SPECIAL PROGRAMS
1. Practice Introduction Program:
The Practice introduction program provides distributors the ability to offer no-charge product to physicians during the practice introduction process. Restore Medical will credit the Distributor for 50% of the cost of up to 9 devices per physician who is trained using the program and for whom no-charge product was offered. A Practice Introduction Form (see attachment I) must be completed by the implanting physician and provided to Restore Medical to receive credit. All forms will be processed quarterly and credits applied to the Distributor’s account within 30 days of receipt and verification of all documentation.
2. Product Replacement Program:
Restore Medical will provide one-for-one replacement product to the Distributor upon notification with documentation by an implanting physician that an implant had to be removed and replaced.
3. Demonstration Product Program:
Restore Medical will provide the Distributor an initial supply of twenty-five (25) not-for-sale, not-for-human use demonstration devices and 100 individual implants. Additional demonstration devices will be made available as necessary and as agreed upon by Restore Medical and the Distributor.

ATTACHMENT I TO EXHIBIT C
Practice Introduction

Date	Distributor

Physician Name

(first, last)

Address

Number of Patients Treated	Snoring	OSA
Number of Implants Used

Lot Number (s)

Thank you for evaluating the Pillar Palatal Implant product. Please sign below to confirm you have used the number of no-charge implants, as indicated above.

Physician Signature: